GMAC Financial Services Announces Jack Stack as Independent Director

DETROIT – GMAC Financial Services today announced that Jack Stack has been appointed as an independent director to its board of directors, effective April 12, 2010.  Stack will also serve on the Audit Committee and Risk and Compliance Committee.

“We are pleased to have Jack join the GMAC board and know that his extensive background in banking will add valuable perspective and enhance the governance process,” said GMAC Chairman Franklin (Fritz) Hobbs.

Stack served as chairman and chief executive officer of Ceska Sporitelna, a.s., the largest bank in the Czech Republic, from 2000 to 2007.  Prior to that, he spent 22 years in retail banking in various roles at Chemical Bank and then later at Chase Bank.  Stack began his career in government, working in staff roles in the New York City Non-Judicial office and then later in the New York City mayor’s office.

He earned a bachelor’s degree from Iona College and a master’s degree from Harvard Graduate School of Business Administration. He also serves on the boards of Erste Bank Group, Mutual of America and ShoreBank International.

About GMAC Financial Services

GMAC Financial Services is one of the world's largest automotive services companies.  As the preferred source of financing for General Motors, Chrysler, Saab and Thor Industries, GMAC offers a full suite of automotive financing products and services in key markets around the world. GMAC's other business units include mortgage operations and commercial finance, and the company's subsidiary, Ally Bank, offers online retail banking products. With more than $172 billion in assets, GMAC operates as a bank holding company. For more information, visit the GMAC media site at http://media.gmacfs.com.

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